UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2015

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27175 Energy Way, Novi, Michigan		48377
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-946-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 8, 2015, ITC Holdings Corp. (the "Company"), pursuant to the authorization of its board of directors, established an ongoing commercial paper program for the issuance and sale of short-term, unsecured commercial paper notes (the "Notes"), pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), in an aggregate amount not to exceed $400 million outstanding at any time. The Notes will have maturities of up to 397 days from the date of issue. The Notes will be unsecured obligations of the Company and will rank at least pari passu with all other unsecured and unsubordinated obligations of the Company. The net proceeds of the issuances of the Notes are expected to be used for general corporate purposes. The Company intends to use the proceeds of borrowings under its previously disclosed Revolving Credit Agreement, dated as of March 28, 2014, among the Company, the various financial institutions and other persons from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Barclays Bank PLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, and Barclays Bank PLC and Wells Fargo Bank, National Association, as syndication agents, to repay the Notes, if necessary.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or in reliance upon an applicable exemption from the registration requirements under the Securities Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

June 9, 2015	By:	/s/ Christine Mason Soneral

Name: Christine Mason Soneral
Title: Senior Vice President and General Counsel